EXHIBIT 11.1

                       DONALDSON, LUFKIN & JENRETTE, INC.
              SCHEDULE OF COMPUTATION OF WEIGHTED AVERAGE NUMBER OF
             COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING
                AND BASIC EARNINGS PER SHARE FOR THE YEARS ENDED
                        DECEMBER 31, 1999, 1998 AND 1997

                                                              Years Ended December 31,
                                                          1999         1998        1997
                                                        ---------    ---------   ---------
                                                       (in thousands, except per share data)
DLJ Common Stock

Weighted Average Common Shares:
     Average Common Shares Outstanding                    125,275      119,111     110,278
     Average Restricted Stock Units Outstanding               158          149          40
                                                        ---------    ---------   ---------

Weighted Average Common Shares Outstanding                125,433      119,260     110,318
                                                        =========    =========   =========

Earnings:
     Net Income                                         $ 600,700    $ 370,800   $ 408,250
     Less: Preferred Stock Dividend Requirement            21,180       21,310      12,144
           Earnings Applicable to Common Shares -
             DLJdirect                                       (903)          --          --
                                                        ---------    ---------   ---------

Earnings Applicable to Common Shares                    $ 580,423    $ 349,490   $ 396,106
                                                        =========    =========   =========

Basic Earnings Per Common Share                         $    4.63    $    2.93   $    3.59
                                                        =========    =========   =========

DLJdirect Common Stock

Weighted Average Common Shares:
     Average Common Shares Outstanding                     18,400
                                                        =========

Earnings:
     Net Income                                         $    (903)
                                                        ---------

Earnings Applicable to Common Shares                    $    (903)
                                                        ---------

Basic Earnings Per Common Share                         $   (0.05)
                                                        =========